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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
The Macerich Company
Santa Monica, California

        We consent to the incorporation by reference in the registration statements (Nos. 333-176762, 333-107063 and 333-121630) on Form S-3 and (Nos. 33-84038, 33-84040, 333-40667, 333-42309, 333-42303, 333-57898, 333-69995, 333-108193, 333-120585, 333-161371 and 333-00584) on Form S-8 of The Macerich Company of our reports dated February 24, 2012, with respect to the consolidated balance sheets of The Macerich Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, equity and redeemable noncontrolling interest and cash flows for each of the years in the two-year period ended December 31, 2011, and the related 2011 and 2010 information in the financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011; and the consolidated balance sheets of Pacific Premier Retail LP and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, capital and cash flows for each of the years in the two-year period ended December 31, 2011, and the related 2011 and 2010 information in the financial statement schedule, which reports appear in the December 31, 2011 annual report on Form 10-K of The Macerich Company.

/s/ KPMG LLP

KPMG LLP
Los Angeles, California
February 24, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm